EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: John G. Murray, President, or Thomas M. O'Brien, EVP, or Mark L. Kleifges, CFO (617) 964-8389 www.hptreit.com

Wyndham Defaults On Rents Due
Hospitality Properties Trust

         Newton, MA (April 2, 2003): Wyndham International, Inc. (AMEX: WBR) failed to pay the rent due on April 1, 2003 to Hospitality Properties Trust (HPT).

        HPT owns 27 hotels that are leased to Wyndham under two combination leases:

        •     One lease for 15 Summerfield by Wyndham hotels requires minimum rent of $2,083,333/month.

        •     A second lease for 12 Wyndham hotels requires minimum rent of $1,527,083/month.

        HPT was holding security deposits for both leases totaling $33.3 million. The notice of default which HPT forwarded to Wyndham earlier today announced that HPT will retain these deposits against the damages it may incur under the leases for lost rent or otherwise.

        Each of the two leases from HPT is to a so called “bankruptcy remote” subsidiary of Wyndham. The franchise and management contracts for all 27 of these hotels are subordinated to Wyndham’s lease obligations to HPT. Accordingly, HPT has the right to rebrand these hotels.

        HPT stated that it is unclear at this time whether Wyndham has decided to withhold the rents due HPT because it is unable to pay or as a negotiating tactic in order to seek changes in the lease terms.

        Hospitality Properties Trust is a real estate investment trust headquartered in Newton, Massachusetts which owns 251 hotels located throughout the United States.

WARNING REGARDING FORWARD LOOKING STATEMENTS

        THE FOREGOING PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE FEDERAL SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON HPT’S PRESENT KNOWLEDGE AND EXPECTATIONS BUT THEY ARE NOT GUARANTEED TO OCCUR. FOR EXAMPLE:

•	THIS PRESS RELEASE STATES THAT HPT HAS SENT A NOTICE OF DEFAULT TO WYNDHAM AND CLAIMED THE SECURITY DEPOSITS. HOWEVER, WYNDHAM MAY ASSERT THAT IT HAS CURE RIGHTS OR THAT IT OTHERWISE RETAINS RIGHTS TO THE SECURITY DEPOSITS.

•	THIS PRESS RELEASE IMPLIES THAT THE SECURITY DEPOSITS HELD BY HPT MAY BE SUFFICIENT TO COMPENSATE HPT FOR LOST RENT OR OTHER DAMAGES RESULTING FROM THE WYNDHAM DEFAULTS. HOWEVER, HPT HAS NOT ESCROWED CASH FOR THESE DEPOSITS. ALSO, THE EXTENT OF HPT’S DAMAGES IS NOT KNOWN AT THIS TIME AND THE AMOUNT OF THESE SECURITY DEPOSITS MAY BE INSUFFICIENT TO PAY ALL HPT’S DAMAGES.

•	THIS PRESS RELEASE STATES THAT HPT MAY CHANGE THE BRAND OF THE HOTELS TO SOMETHING OTHER THAN WYNDHAM. HOWEVER, HPT MAY DECIDE NOT TO CHANGE THE HOTEL BRAND OR WYNDHAM MAY DISPUTE HPT’S RIGHT TO CHANGE THE BRAND.

•	THIS PRESS RELEASE IMPLIES THAT THE LEASES FROM HPT TO WYNDHAM ARE TO SUBSIDIARIES OF WYNDHAM WHICH MAY NOT BE AFFECTED BY A WYNDHAM BANKRUPTCY FILING. HOWEVER, “BANKRUPTCY REMOTE” CONCEPTS ARE BASED UPON COMPLEX LEGAL AND FACTUAL ANALYSES

WHICH MAY BE DISPUTED. ACCORDINGLY, A BANKRUPTCY FILING BY WYNDHAM OR THE WYNDHAM SUBSIDIARIES MAY ADVERSELY AFFECT HPT’S RIGHTS.

•	THIS PRESS RELEASE IMPLIES THAT WYNDHAM MAY BE SEEKING TO NEGOTIATE CHANGES TO ITS LEASE TERMS. WYNDHAM MAY BE UNWILLING TO NEGOTIATE SUCH CHANGES OR THE CHANGES WHICH WYNDHAM PROPOSES MAY BE UNACCEPTABLE TO HPT.

•	WYNDHAM’S DEFAULT MAY RESULT IN LITIGATION BETWEEN WYNDHAM AND HPT. DISCOVERY DURING LITIGATION AND DECISIONS BY COURTS AND JURIES MAY CAUSE RESULTS WHICH ARE DIFFERENT FROM WHAT IS NOW EXPECTED. ALSO, LITIGATION CAN BE EXPENSIVE.

FOR ALL OF THESE REASONS AND OTHERS, THE FORWARD LOOKING STATEMENTS IN THE FOREGOING PRESS RELEASE MAY NOT OCCUR AND INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON THESE STATEMENTS.

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